Exhibit 10.16

Apache Design Solutions, Inc.

1098 Alta Ave. #102

Mountain View, CA. 94043

650-641-4200

January 1, 2007

Dian Yang

Dear Dian,

In recognition of your continued and valued contributions to Apache, I am pleased to inform you that effective January 1, 2007, your annualized base salary has been increased by an amount of 7,500.00 USD or 6.52%. Your new base salary is 122,500.00 USD.

All Apache employees are part of the momentum being created in 2007, and I would like to thank you for your continuing contributions to the company, and our team.

/s/ Andrew Yang
Andrew Yang
CEO

/s/ Dian Yang
Dian Yang